Exhibit 10.11

December 2, 2015

David Roth

Via e-mail

Dear David:

On behalf of Syros Pharmaceuticals, Inc. (the “Company”), I am pleased to extend the following offer and set forth the terms of your employment with the Company:

1.                                      You will be employed to serve on a FULL-TIME basis as Chief Medical Officer (CMO) effective December 7, 2015.  As CMO you will report to Nancy Simonian, CEO and will be responsible for developing and implementing the overall medical and clinical strategy plus such other duties as may from time to time be assigned to you by the Company.

2.                                      Your salary will be $380,000 per year, paid semi-monthly in arrears in accordance with the Company’s normal payroll processes and subject to tax and other withholdings as required by law.  Such salary may be adjusted from time to time in accordance with normal business practice and in the sole discretion of the Company.

3.                                      You may participate in any and all bonus and benefit programs that the Company establishes and makes available to its employees from time to time, provided you are eligible under (and subject to all provisions of) the plan documents governing those programs.  Specifically you will be eligible to receive a 35.0% bonus in your first year of employment with the Company, prorated based on your start date and approved by the Board of Directors.  Future bonus eligibility will be based on the Company’s annual bonus plan and approved by the Board of Directors.

4.                                      Without otherwise limiting the “at-will” nature of your employment, in the event your employment is terminated at any time by the Company without Cause or by you for Good Reason, then:  (a) you shall receive your base salary accrued through the last day of your employment with the Company, and (b) you shall receive your base salary at the then-current rate, reduced by all applicable taxes and withholdings, for a period of nine (9) months commencing on the Payment Date (as defined below), payable in accordance with the Company’s then current payroll policies and practices.  In the event of a Change in Control, 100% of all unvested stock options then held by you shall become fully vested and exercisable on the earlier to occur of (a) the date your employment is terminated by the Company without Cause or by you for Good Reason (either in contemplation of, pursuant to or following a Change in Control) or (b) the date that is twelve (12) months following the effective date of the Change in Control, provided that you remain employed by us or our successor on such date.  Notwithstanding the foregoing, you will not be entitled to receive any severance

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payments unless, within sixty (60) days following the date of termination, you (i) have executed a general release in a form mutually agreeable by you and the Company or persons affiliated with the Company, and (ii) have agreed not to prosecute any legal action or other proceeding based on those claims.  The severance payments shall be paid, or commence on the first payroll period following the date the release becomes effective (the “Payment Date”).  Notwithstanding the foregoing, if the 60th day following the date of termination occurs in the calendar year following the calendar year of the termination, then the Payment Date shall be no earlier than January 1st of such subsequent calendar year.  The severance payments are subject to the terms and conditions set forth on Attachment A.

For purposes of this letter agreement, “Change in Control” means any transaction or series of related transactions (a) the result of which is a change in the ownership of the Company, such that more than 50% of the equity securities of the Company are acquired by any person or group (as such terms are defined for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) that does not own capital stock of the Company of the effective date of such change in control, (b) that results in the sale of all or substantially all of the assets of the Company, or (c) that results in the consolidation or merger of the Company with or into another corporation or corporations or other entity in which the Company is not the survivor (except any such corporation or entity controlled, directly or indirectly, by the Company).

“Cause” means: (a) your conviction of, or plea of guilty or nolo contendere to, any crime involving dishonesty or moral turpitude or any felony; or (b) you have (i) engaged in material dishonesty, willful misconduct or gross negligence, (ii) breached or threatened to breach either or both of the Ancillary Agreements (as defined below), (iii) materially violated a Company policy or procedure causing or threatening to cause substantial injury to the Company, and/or (iv) willfully refused to perform your reasonable assigned duties to the Company, following written notice of such refusal by the Company and a period of thirty (30) days to cure the same.

“Good Reason” means the occurrence of one or more of the following without your written consent: (a) a material reduction in your authority, duties and/or responsibilities as compared to your authority, duties and/or responsibilities in effect immediately prior to the occurrence of the event (for example, but not by way of limitation, this determination will include an analysis of whether you maintain at least the same level, scope and type of duties and responsibilities with respect to the management, strategy, operations and business of the Company), or (b) a material reduction in your base compensation as compared to your base compensation in effect immediately prior to the occurrence of the event; provided, however, that no such occurrence shall constitute Good Reason unless: (i) you give the Company a written notice of termination for Good Reason not more than ninety (90) days after the initial existence of the condition, (ii) the grounds for termination (if susceptible to correction) are not corrected by the Company within thirty (30) days of its receipt of such notice, and (iii) your termination of employment occurs within one (1) year following the Company’s receipt of such notice.

5.                                      You may be eligible for a maximum of three (3) weeks of vacation per calendar year to be taken at such times as may be approved by the Company.  The number of vacation days for which you are eligible shall accrue at the rate of 1.25 days per month that you are employed during such calendar year.

6.                                      Subject to the approval of the Board of Directors of the Company, the Company will grant to you an option (a “Time-Based Option”) under the Company’s 2012 Equity Incentive Plan (the “Plan”) for the initial purchase of a number of shares of common stock of the Company equal to 1% of the Company’s fully-diluted outstanding shares as of the date hereof, at a price per share equal to the fair market value at the time of Board approval, which option shall be granted within 30 days of your first day of employment.  The Time-Based Option shall vest (i) as to 25% of the shares on the one-year anniversary of grant, and (ii) as to the remaining shares in equal monthly installments for the next 36 months thereafter, becoming fully vested on the fourth anniversary of grant, provided that you remain employed by us on the applicable vesting date.  Subject to the approval of the Board of Directors of the Company, you shall also be granted an option (a “Performance-Based Option”) under the Plan to purchase an additional number of shares of common stock of the Company equal to 0.3% of the Company’s fully-diluted outstanding shares as of the date hereof, at a price per share equal to the fair market value at the time of Board approval, which option shall be granted within 30 days of your first day of employment and will vest six years from the date of grant, subject to accelerated vesting according to the following schedule: (i) 75% upon achievement of clinical proof of concept; and; (ii) 25% upon the Company’s execution of a collaboration agreement, in each case based on parameters approved by the Board.  Subject to the foregoing, each of the Time-Based Option and the Performance-Based Option shall be subject to all terms and other provisions set forth in the Plan and in a separate option agreement.

7.                                      You may be eligible to receive such future stock options grants as the Board of Directors of the Company shall deem appropriate.

8.                                      You will be required to execute an Invention and Non-Disclosure Agreement and a Non-Competition and Non-Solicitation Agreement in the forms attached as Exhibit A and Exhibit B, respectively, as a condition of employment (such agreements are referred to as “Ancillary Agreements”).

9.                                      You represent that you are not bound by any employment contract, restrictive covenant or other restriction preventing you from entering into employment with or carrying out your responsibilities for the Company, or which is in any way inconsistent with the terms of this letter.

10.                               You agree to provide to the Company, within three days of your hire date, documentation of your eligibility to work in the United States, as required by the Immigration Reform and Control Act of 1986.  You may need to obtain a work visa in order to be eligible to work in the United States.  If that is the case, your employment with the Company will be conditioned upon your obtaining a work visa in a timely manner as determined by the Company.

11.                               This letter shall not be construed as an agreement, either expressed or implied, to employ you for any stated term, and shall in no way alter the Company’s policy of employment at will, under which both you and the Company remain free to terminate the employment relationship, with or without cause, at any time, with or without notice.  Similarly, nothing in this letter shall be construed as an agreement, either express or implied, to pay you any compensation or grant you any benefit beyond the end of your employment with the Company.

THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK

If you agree with the employment provisions of this letter, please sign the letter and exhibits, scan the signature pages and email to Leslie Kaufman at lkaufman@syros.com.  If you do not accept this offer by                     , this offer will be revoked.

Very Truly Yours,

	By:	/s/ Nancy Simonian
	Name:	Nancy Simonian
	Title:	CEO

The foregoing correctly sets forth the terms of my employment by Syros Pharmaceuticals, Inc.

/s/ David A. Roth	Date:	12/5/2015
David Roth

Attachment A

Payments Subject to Section 409A

1.                                      Subject to this Attachment A, any severance payments that may be due under the letter agreement shall begin only upon the date of your “separation from service” (determined as set forth below) which occurs on or after the termination of your employment.  The following rules shall apply with respect to distribution of the severance payments, if any, to be provided to you under the letter agreement, as applicable:

(a)                                 It is intended that each installment of the severance payments under the letter agreement provided under shall be treated as a separate “payment” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”).  Neither the Company nor you shall have the right to accelerate or defer the delivery of any such payments except to the extent specifically permitted or required by Section 409A.

(b)                                 If, as of the date of your “separation from service” from the Company, you are not a “specified employee” (within the meaning of Section 409A), then each installment of the severance payments shall be made on the dates and terms set forth in the letter agreement.

(c)                                  If, as of the date of your “separation from service” from the Company, you are a “specified employee” (within the meaning of Section 409A), then:

(i)                                     Each installment of the severance payments due under the letter agreement that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when your separation from service occurs, be paid within the short-term deferral period (as defined under Section 409A) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A and shall be paid on the dates and terms set forth in the letter agreement; and

(ii)                                  Each installment of the severance payments due under the letter agreement that is not described in this Attachment A, Section 1(c)(i) and that would, absent this subsection, be paid within the six-month period following your “separation from service” from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, your death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following your separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of payments if and to the maximum extent that that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service).  Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of your second taxable year following the taxable year in which the separation from service occurs.

2.                                      The determination of whether and when your separation from service from the Company has occurred shall be made and in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-1(h).  Solely for purposes of this Attachment A, Section 2, “Company” shall include all persons with whom the Company would be considered a single employer under Section 414(b) and 414(c) of the Internal Revenue Code of 1986, as amended.

3.                                      The Company makes no representation or warranty and shall have no liability to you or to any other person if any of the provisions of the letter agreement (including this Attachment) are determined to constitute deferred compensation subject to Section 409A but that do not satisfy an exemption from, or the conditions of, that section.

/s/ David A. Roth
12/5/2015

Exhibit B

Invention and Non-Disclosure Agreement

INVENTION AND NON-DISCLOSURE AGREEMENT

This Agreement is made by and between Syros Pharmaceuticals, Inc., a Delaware corporation (hereinafter referred to collectively with its subsidiaries as the “Company”), and David Roth (the “Employee”).

In consideration of the employment or the continued employment of the Employee by the Company, the Company and the Employee agree as follows:

1.                                      Condition of Employment.

The Employee acknowledges that his/her employment and/or the continuance of that employment with the Company is contingent upon his/her agreement to sign and adhere to the provisions of this Agreement.  The Employee further acknowledges that the nature of the Company’s business is such that protection of its proprietary and confidential information is critical to the business’ survival and success.

2.                                      Proprietary and Confidential Information.

(a)                                 The Employee agrees that all information and know-how, whether or not in writing, of a private, secret or confidential nature concerning the Company’s business or financial affairs (collectively, “Proprietary Information”) is and shall be the exclusive property of the Company.  By way of illustration, but not limitation, Proprietary Information may include discoveries, inventions, products, product improvements, product enhancements, processes, methods, techniques, formulas, compositions, compounds, negotiation strategies and positions, projects, developments, plans (including business and marketing plans), research data, clinical data, financial data (including sales costs, profits, pricing methods), personnel data, computer programs (including software used pursuant to a license agreement), customer, prospect and supplier lists, and contacts at or knowledge of customers or prospective customers of the Company.  The Employee will not disclose any Proprietary Information to any person or entity other than employees of the Company or use the same for any purposes (other than in the performance of his/her duties as an employee of the Company) without written approval by an officer of the Company, either during or after his/her employment with the Company, unless and until such Proprietary Information has become public knowledge without fault by the Employee.  While employed by the Company, the Employee will use the Employee’s best efforts to prevent unauthorized publication or disclosure of any of the Company’s Proprietary Information.

(b)                                 The Employee agrees that all files, documents, letters, memoranda, reports, records, data, sketches, drawings, models, laboratory notebooks, program listings, computer equipment or devices, computer programs or other written, photographic, or other tangible or intangible material containing Proprietary Information, whether created by the Employee or others, which shall come into his/her custody or possession, shall be and are the exclusive property of the Company to be used by the Employee only in the performance of his/her duties for the Company and shall not be copied or removed from the Company premises except in the pursuit of the business of the Company.  All such materials or copies thereof and all tangible property of the Company in the custody or possession of the Employee shall be delivered to the Company, upon the earlier of (i) a request by the Company or (ii) termination of his/her employment.  After such delivery, the Employee shall not retain any such materials or copies thereof or any such tangible property.

(c)                                  The Employee agrees that his/her obligation not to disclose or to use information and materials of the types set forth in paragraphs 2(a) and 2(b) above, and his/her obligation to return materials and tangible property, set forth in paragraph 2(b) above, also extends to such types of information, materials and tangible property of customers of the Company or suppliers to the Company or other third parties who may have disclosed or entrusted the same to the Company or to the Employee in the course of the Company’s business.

3.                                      Developments.

(a)                                 The Employee will make full and prompt disclosure to the Company of all discoveries, inventions, improvements, enhancements, processes, methods, techniques, developments, software, and works of authorship, whether patentable or not, which are created, made, conceived or reduced to practice by him/her or under his/her direction or jointly with others during his/her employment by the Company, whether or not during normal working hours or on the premises of the Company (all of which are collectively referred to in this Agreement as “Developments”).

(b)                                 The Employee agrees to assign and does hereby assign to the Company (or any person or entity designated by the Company) all his/her right, title and interest in and to all Developments and all related patents, patent applications, copyrights and copyright applications.  However, this paragraph 3(b) shall not apply to Developments which do not relate to the business or research and development conducted or planned to be conducted by the Company at the time such Development is created, made, conceived or reduced to practice and which are made and conceived by the Employee not during normal working hours, not on the Company’s premises and not using the Company’s tools, devices, equipment or Proprietary Information.  The Employee understands that, to the extent this Agreement shall be construed in accordance with the laws of any state which precludes a requirement in an employee agreement to assign certain classes of inventions made by an employee, this paragraph 3(b) shall be interpreted not to apply to any invention which a court rules and/or the Company agrees falls within such classes.  The Employee also hereby waives all claims to moral rights in any Developments.

(c)                                  The Employee agrees to cooperate fully with the Company, both during and after his/her employment with the Company, with respect to the procurement, maintenance and enforcement of copyrights, patents and other intellectual property rights (both in the United States and foreign countries) relating to Developments.  The Employee shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights, and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Development. The Employee further agrees that if the Company is unable, after reasonable effort, to secure the signature of the Employee on any such papers, any executive officer of the Company shall be entitled to execute any such papers as the agent and the attorney-in-fact of the Employee, and the Employee hereby irrevocably designates and appoints each executive officer of the Company as his/her agent and attorney-in-fact to execute any such papers on his/her behalf, and to take any and all actions as the

Company may deem necessary or desirable in order to protect its rights and interests in any Development, under the conditions described in this sentence.

4.                                      Other Agreements.

The Employee represents that, except as the Employee has disclosed in writing to the Company, the Employee is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of his/her employment with the Company, to refrain from competing, directly or indirectly, with the business of such previous employer or any other party or to refrain from soliciting employees, customers or suppliers of such previous employer or other party.  The Employee further represents that his/her performance of all the terms of this Agreement and the performance of his/her duties as an employee of the Company do not and will not conflict with or breach any agreement with any prior employer or other party to which the Employee is a party (including without limitation any nondisclosure or non-competition agreement), and that the Employee will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others.

5.                                      United States Government Obligations.

The Employee acknowledges that the Company from time to time may have agreements with other persons or with the United States Government, or agencies thereof, which impose obligations or restrictions on the Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work.  The Employee agrees to be bound by all such obligations and restrictions which are made known to the Employee and to take all action necessary to discharge the obligations of the Company under such agreements.

6.                                      Miscellaneous.

(a)                                 Equitable Remedies.  The restrictions contained in this Agreement are necessary for the protection of the business and goodwill of the Company and are considered by the Employee to be reasonable for such purpose.  The Employee agrees that any breach of this Agreement is likely to cause the Company substantial and irrevocable damage which is difficult to measure.  Therefore, in the event of any such breach or threatened breach, the Employee agrees that the Company, in addition to such other remedies which may be available, shall have the right to obtain an injunction from a court restraining such a breach or threatened breach and the right to specific performance of the provisions of this Agreement and the Employee hereby waives the adequacy of a remedy at law as a defense to such relief.

(b)                                 Obligations to Third Parties.  The Employee acknowledges and represents that this agreement and the Employee’s employment with the Company will not violate any continuing obligation the Employee has to any former employer or other third party.

(c)                                  Disclosure of this Agreement.  The Employee hereby authorizes the Company to notify others, including but not limited to customers of the Company and any of the Employee’s future employers or prospective business associates, of the terms and existence of this Agreement and the Employee’s continuing obligations to the Company hereunder.

(d)                                 Not Employment Contract.  The Employee acknowledges that this Agreement does not constitute a contract of employment, does not imply that the Company will continue his/her employment for any period of time and does not change the at-will nature of his/her employment.

(e)                                  Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which, or into which, the Company may be merged or which may succeed to the Company’s assets or business, provided, however, that the obligations of the Employee are personal and shall not be assigned by him or her.  The Employee expressly consents to be bound by the provisions of this Agreement for the benefit of the Company or any subsidiary or affiliate thereof to whose employ the Employee may be transferred without the necessity that this Agreement be re-signed at the time of such transfer.

(f)                                   Severability.  In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

(g)                                  Waivers.  No delay or omission by the Company in exercising any right under this Agreement will operate as a waiver of that or any other right.  A waiver or consent given by the Company on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.

(h)                                 Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts (without reference to the conflicts of laws provisions thereof).  Any action, suit, or other legal proceeding which is commenced to resolve any matter arising under or relating to any provision of this Agreement shall be commenced only in a court of the Commonwealth of Massachusetts (or, if appropriate, a federal court located within Massachusetts), and the Company and the Employee each consents to the jurisdiction of such a court.  The Company and the Employee each hereby irrevocably waive any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this Agreement.

(i)                                     Entire Agreement; Amendment.  This Agreement supersedes all prior agreements, written or oral, between the Employee and the Company relating to the subject matter of this Agreement.  This Agreement may not be modified, changed or discharged in whole or in part, except by an agreement in writing signed by the Employee and the Company.  The Employee agrees that any change or changes in his/her duties, salary or compensation after the signing of this Agreement shall not affect the validity or scope of this Agreement.

(j)                                    Captions.  The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

THE EMPLOYEE ACKNOWLEDGES THAT HE/SHE HAS CAREFULLY READ THIS AGREEMENT AND UNDERSTANDS AND AGREES TO ALL OF THE PROVISIONS IN THIS AGREEMENT.

WITNESS our hands and seals:

Date:		SYROS PHARMACEUTICALS, INC.

		By:	/s/ Nancy Simonian

Name: Nancy Simonian
Title: CEO

Date:	12/5/2015	EMPLOYEE NAME
David Roth
/s/ David A. Roth

Exhibit C

NON-COMPETITION AND NON-SOLICITATION AGREEMENT

This Agreement is made between Syros Pharmaceuticals, Inc., a Delaware corporation (hereinafter referred to collectively with its subsidiaries as the “Company”), and David Roth.

For good consideration and in consideration of the employment or continued employment of the Employee by the Company, including the equity consideration in the Company, the Employee and the Company agree as follows:

1.                                      Non-Competition and Non-Solicitation.  While the Employee is employed by the Company and for a period of one year after the termination or cessation of such employment for any reason, the Employee will not directly or indirectly:

(a)                                 Engage or assist others in engaging in any business or enterprise (whether as owner, partner, officer, director, employee, consultant, investor, lender or otherwise, except as the holder of not more than 1% of the outstanding stock of a publicly-held company) that is competitive with the Company’s business, including but not limited to any business or enterprise that develops, manufactures, markets, licenses, sells or provides any product or service that competes with any product or service developed, manufactured, marketed, licensed, sold or provided, or planned to be developed, manufactured, marketed, licensed, sold or provided, by the Company while the Employee was employed by the Company; or

Notwithstanding the foregoing, Section 1(a) shall not preclude the Employee from becoming an employee of, or from otherwise providing services to, a separate division or operating unit of a multi-divisional business or enterprise (a “Division”) if: (i) the Division by which the Employee is employed, or to which the Employee provides services, is not competitive with the Company’s business (within the meaning of Section 1(a)), (ii) the Employee does not provide services, directly or indirectly, to any other division or operating unit of such multi-divisional business or enterprise which is competitive with the Company’s business (within the meaning of Section 1(a)) (individually, a “Competitive Division” and collectively, the “Competitive Divisions”) and (iii) the Competitive Divisions, in the aggregate, accounted for less than one-third of the multi-divisional business or enterprises’ consolidated revenues for the fiscal year, and each subsequent quarterly period, prior to the Employee’s commencement of employment with the Division.

(b)                                 Either alone or in association with others, solicit, divert or take away, or attempt to divert or take away, the business or patronage of any of the clients, customers, or business partners of the Company which were contacted, solicited, or served by the Company during the 12-month period prior to the termination or cessation of the Employee’s employment with the Company; or

(c)                                  Either alone or in association with others: (i) solicit, induce or attempt to induce, any employee or independent contractor of the Company to terminate his or her employment or other engagement with the Company, or (ii) solicit for employment or engagement as an independent contractor any person who was employed or otherwise engaged by the Company at any time during the term of the Employee’s employment with the Company;

provided, that this clause (ii) shall not apply to the solicitation of any individual whose employment or other engagement with the Company has been terminated for a period of six months or longer.

(d)                                 Extension.  If the Employee violates the provisions of any of the preceding paragraphs of this Section 1, the Employee shall continue to be bound by the restrictions set forth in such paragraph until a period of one year has expired without any violation of such provisions.

2.                                      Miscellaneous.

(a)                                 Equitable Remedies.  The restrictions contained in this Agreement are necessary for the protection of the business and goodwill of the Company and are considered by the Employee to be reasonable for such purpose.  The Employee agrees that any breach of this Agreement is likely to cause the Company substantial and irrevocable damage which is difficult to measure.  Therefore, in the event of any such breach or threatened breach, the Employee agrees that the Company, in addition to such other remedies which may be available, shall have the right to obtain an injunction from a court restraining such a breach or threatened breach and the right to specific performance of the provisions of this Agreement and the Employee hereby waives the adequacy of a remedy at law as a defense to such relief.

(b)                                 Obligations to Third Parties.  The Employee acknowledges and represents that this agreement and the Employee’s employment with the Company will not violate any continuing obligation the Employee has to any former employer or other third party.

(c)                                  Disclosure of this Agreement.  The Employee hereby authorizes the Company to notify others, including but not limited to customers of the Company and any of the Employee’s future employers or prospective business associates, of the terms and existence of this Agreement and the Employee’s continuing obligations to the Company hereunder.

(d)                                 Not Employment Contract.  The Employee acknowledges that this Agreement does not constitute a contract of employment, does not imply that the Company will continue his/her employment for any period of time and does not change the at-will nature of his/her employment.

(e)                                  Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which, or into which, the Company may be merged or which may succeed to the Company’s assets or business, provided, however, that the obligations of the Employee are personal and shall not be assigned by him or her.  The Employee expressly consents to be bound by the provisions of this Agreement for the benefit of the Company or any subsidiary or affiliate thereof to whose employ the Employee may be transferred without the necessity that this Agreement be re-signed at the time of such transfer.  Notwithstanding the foregoing, if the Company is merged with or into a third party which is engaged in multiple lines of business, or if a third party engaged in multiple lines of business succeeds to the Company’s assets or business, then for purposes of Section 1(a), the term “Company” shall mean and refer to the business of the Company as it existed immediately prior to such event and as it subsequently develops and not to the third party’s other businesses.

(f)                                   Interpretation.  If any restriction set forth in Section 1 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

(g)                                  Severability.  In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

(h)                                 Waivers.  No delay or omission by the Company in exercising any right under this Agreement will operate as a waiver of that or any other right.  A waiver or consent given by the Company on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.

(i)                                     Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts (without reference to the conflicts of laws provisions thereof).  Any action, suit, or other legal proceeding which is commenced to resolve any matter arising under or relating to any provision of this Agreement shall be commenced only in a court of the Commonwealth of Massachusetts (or, if appropriate, a federal court located within Massachusetts), and the Company and the Employee each consents to the jurisdiction of such a court.  The Company and the Employee each hereby irrevocably waive any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this Agreement.

(j)                                    Entire Agreement; Amendment.  This Agreement supersedes all prior agreements, written or oral, between the Employee and the Company relating to the subject matter of this Agreement.  This Agreement may not be modified, changed or discharged in whole or in part, except by an agreement in writing signed by the Employee and the Company.  The Employee agrees that any change or changes in his/her duties, salary or compensation after the signing of this Agreement shall not affect the validity or scope of this Agreement.

(k)                                 Captions.  The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

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THE EMPLOYEE ACKNOWLEDGES THAT HE/SHE HAS CAREFULLY READ THIS AGREEMENT AND UNDERSTANDS AND AGREES TO ALL OF THE PROVISIONS IN THIS AGREEMENT.

WITNESS our hands and seals:

Date:		SYROS PHARMACEUTICALS, INC.

		By:	/s/ Nancy Simonian

Name: Nancy Simonian
Title: CEO

Date:	12/5/2015	EMPLOYEE NAME
David Roth
/s/ David A. Roth

Syros Pharmaceuticals, Inc.

January 29, 2016

David Roth

Re:                             Amendment to Employment Offer Letter

Dear David:

Reference is made to that certain Employment Offer Letter dated December 2, 2015 between Syros Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and you regarding the terms of your employment with the Company (the “Offer Letter”).  This letter (the “Amendment”) confirms the agreement between the Company and you regarding an amendment to the Offer Letter.

1.                                      Section 4 of the Offer Letter is hereby deleted in its entirety and the following inserted in lieu thereof:

“4.                                Without otherwise limiting the “at-will” nature of your employment, in the event your employment is terminated by the Company without Cause or by you for Good Reason (each as defined below), you shall be entitled to the base salary that has accrued and to which you are entitled as of the effective date of such termination, and further, subject to the conditions set forth in the second paragraph of this Section 4, the Company shall, for a period of nine (9) months following your termination date: (i) continue to pay you, in accordance with the Company’s regularly established payroll procedure, your base salary as severance; and (ii) provided you are eligible for and timely elect to continue receiving group medical insurance pursuant to the “COBRA” law, continue to pay the share of the premium for health coverage that is paid by the Company for active and similarly-situated employees who receive the same type of coverage, unless the Company’s provision of such COBRA payments will violate the nondiscrimination requirements of applicable law, in which case this benefit will not apply.  If, within the three months prior to a Change in Control or in the twelve months following a Change in Control, the Company terminates your employment without Cause or you resign for Good Reason, the Company, subject to the conditions set forth in the second paragraph of this Section 4, will: (a) extend the severance benefits described in (i) and (ii) above for an additional three months, such that the total severance benefit period shall be one (1) year; (b) pay you a lump sum amount equal to your target bonus in effect for the fiscal year in which your separation from employment occurs; and (c) accelerate the vesting of all unvested stock options held by you as of the date your employment is terminated such that 100% of such options shall become fully vested and exercisable effective as of such date.

Notwithstanding the foregoing, you will not be entitled to receive any severance benefits unless, within sixty (60) days following the date of termination, you (i) have executed a severance and release of claims agreement in a form prescribed

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by the Company or persons affiliated with the Company (which will include, at a minimum, a release of all releasable claims and non-disparagement and cooperation obligations).  Any severance payments shall be paid, or commence on the first payroll period following the date the release becomes effective (the “Payment Date”). Notwithstanding the foregoing, if the 60th day following the date of termination occurs in the calendar year following the calendar year of the termination, then the Payment Date shall be no earlier than January 1st of such subsequent calendar year.

For purposes of this Agreement, “Change in Control” means any transaction or series of related transactions (a) the result of which is a change in the ownership of the Company, such that more than 50% of the equity securities of the Company are acquired by any person or group (as such terms are defined for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) that does not own capital stock of the Company of the effective date of such change in control, (b) that results in the sale of all or substantially all of the assets of the Company, or (c) that results in the consolidation or merger of the Company with or into another corporation or corporations or other entity in which the Company is not the survivor (except any such corporation or entity controlled, directly or indirectly, by the Company).

“Cause” means: (a) your conviction of, or plea of guilty or nolo contendere to, any crime involving dishonesty or moral turpitude or any felony; or (b) you have (i) engaged in material dishonesty, willful misconduct or gross negligence, (ii) breached or threatened to breach either or both of the Ancillary Agreements (as defined below), (iii) materially violated a Company policy or procedure causing or threatening to cause substantial injury to the Company, and/or (iv) willfully refused to perform your assigned duties to the Company, following written notice of such refusal by the Company and a period of thirty (30) days to cure the same.

“Good Reason” means the occurrence of one or more of the following without your written consent: (a) a material reduction in your authority, duties and/or responsibilities as compared to your authority, duties and/or responsibilities in effect immediately prior to the occurrence of the event (for example, but not by way of limitation, this determination will include an analysis of whether you maintain at least the same level, scope and type of duties and responsibilities with respect to the management, strategy, operations and business of the Company), or (b) a material reduction in your base compensation as compared to your base compensation in effect immediately prior to the occurrence of the event; provided, however, that no such occurrence shall constitute Good Reason unless: (i) you give the Company a written notice of termination for Good Reason not more than ninety (90) days after the initial existence of the condition, (ii) the grounds for termination (if susceptible to correction) are not corrected by the Company within thirty (30) days of its receipt of such notice, and (iii) your termination of employment occurs within one (1) year following the Company’s receipt of such notice.

2.                                      The following language shall be inserted as a new paragraph following the last enumerated paragraph of the Offer Letter:

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“This letter is intended to provide payments that are exempt from or compliant with 409A, and should be interpreted consistent with that intent.”

3.                                      The attached exhibit entitled “Payments Subject to Section 409A” is hereby appended to the Offer Letter as Attachment A and, if applicable, replaces any previous such attachment concerning the same subject matter.

4.                                      Except as specifically provided herein, the Offer Letter remains in full force and effect and is not modified or amended hereby.

5.                                      This Amendment will be construed and interpreted in accordance with the laws of the Commonwealth of Massachusetts (other than choice-of-law provisions).

6.                                      This Amendment may be executed in counterparts, each of which will be considered an original, but all of which together will constitute one agreement.  Execution of a facsimile or “pdf” copy will have the same force and effect as execution of an original, and a facsimile or “pdf” signature will be deemed an original and valid signature. From and after the date of this Amendment, all references in the Offer Letter to “this agreement” or “this Agreement” or similar terms shall be deemed to be references to the Offer Letter as amended hereby.

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Please indicate your agreement with the above terms by signing below.

Very truly yours,

SYROS PHARMACEUTICALS, INC.

By:	/s/ Nancy Simonian
Nancy Simonian
Chief Executive Officer

Accepted and Agreed as of January 29, 2016

/s/ David Roth
David Roth

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Attachment A

Payments Subject to Section 409A

1.                                      Subject to this Attachment A, any severance payments that may be due under the letter agreement shall begin only upon the date of your “separation from service” (determined as set forth below) which occurs on or after the termination of your employment.  The following rules shall apply with respect to distribution of the severance payments, if any, to be provided to you under the letter agreement, as applicable:

a.              It is intended that each installment of the severance payments under the letter agreement provided under shall be treated as a separate “payment” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”).  Neither the Company nor you shall have the right to accelerate or defer the delivery of any such payments except to the extent specifically permitted or required by Section 409A.

b.              If, as of the date of your “separation from service” from the Company, you are not a “specified employee” (within the meaning of Section 409A), then each installment of the severance payments shall be made on the dates and terms set forth in the letter agreement.

c.               If, as of the date of your “separation from service” from the Company, you are a “specified employee” (within the meaning of Section 409A), then:

i.                  Each installment of the severance payments due under the letter agreement that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when your separation from service occurs, be paid within the short-term deferral period (as defined under Section 409A) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A and shall be paid on the dates and terms set forth in the letter agreement; and

ii.               Each installment of the severance payments due under the letter agreement that is not described in this Attachment A, Section 1(c)(i) and that would, absent this subsection, be paid within the six-month period following your “separation from service” from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, your death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following your separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of payments if and to the maximum extent that that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of

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                        the application of Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service).  Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of your second taxable year following the taxable year in which the separation from service occurs.

2.                                      The determination of whether and when your separation from service from the Company has occurred shall be made and in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-1(h).  Solely for purposes of this Attachment A, Section 2, “Company” shall include all persons with whom the Company would be considered a single employer under Section 414(b) and 414(c) of the Internal Revenue Code of 1986, as amended.

3.                                      The Company makes no representation or warranty and shall have no liability to you or to any other person if any of the provisions of the letter agreement (including this Attachment) are determined to constitute deferred compensation subject to Section 409A but that do not satisfy an exemption from, or the conditions of, that section.

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